UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2006
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                          CADENCE RESOURCES CORPORATION
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             (Exact name of registrant as specified in its charter)

            UTAH                       0-25170                  87-0306609
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(State or other jurisdiction         (Commission              (IRS Employer
     of incorporation)               File Number)          Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI              49684
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      (Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code: (231) 941-0073
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         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 1, 2006, Aurora Antrim North, L.L.C. ("North"), a wholly owned borrowing subsidiary of Aurora Energy, Ltd ("Aurora"), which is a wholly owned subsidiary of Cadence Resources Corporation ("the Company") closed its purchase of the oil and gas leases, working interests, and interests in related pipelines and production facilities located in the Hudson Township area of the Michigan Antrim gas play, commonly known as the "Hudson Project", previously disclosed in a Form 8-K filing dated January 20, 2006. The Hudson Project includes interests in the Hudson 34, Hudson SW, Hudson NE, Hudson NW, Hudson West, Hudson 13, Hudson 19, Hudson IV, Boyne Valley and Chandler projects. Also included in the assets purchased is a membership interest in the Hudson Pipeline and Processing Company, L.L.C.

As a result of closing on the purchase of these assets, the Company holds from 49% to 96% working interests in many fields, and will otherwise generally control most of the gas producing assets in this area. These assets were purchased from NorAm Energy, L.L.C., Provins Family, L.L.C., and O.I.L. Energy Corp (collectively "OIL"). The purchase price paid was approximately $27,500,000. Aurora has replaced OIL as the operator of those properties in the Hudson Project that were previously operated by OIL.

Neither the Company nor any of its subsidiaries has a material relationship with OIL other than their previous relationship as joint venture partners in development of the assets in question.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On January 31, 2006, North also closed on a line of credit facility with BNP Paribas ("BNP"). At closing, North was given an initial credit availability of $40 million. Under the BNP documents, as the assets in North become proved, the credit availability will be increased up to a $100 million maximum. However, under an Intercreditor and Subordination Agreement between BNP and TCW Energy, et al ("TCW"), the credit availability from BNP is limited to $50 million unless TCW consents to an increase in the credit availability or TCW is paid off.

The credit facility that North previously had with TCW for up to $50 million remains in place. However, TCW agreed to accept a subordination of its position to a second place security interest behind BNP with respect to all of the assets pledged as collateral except for the membership interest in North that is owned by Aurora. In addition to a pledge of the Hudson Project assets, Aurora and the Company were required to guarantee North's payment of the BNP credit facility. In connection with its guarantee, the Company was required to pledge its stock in Aurora.

The BNP credit facility allows North to select from either of two interest rates, (a) prime, or (b) LIBOR plus 1.25-2.0%, depending upon how much of the credit availability has been advanced. Interest payments on prime loans is paid quarterly in arrears on the last day of March, June, September and December. Interest payments on LIBOR loans is paid in arrears on the last date of the term of the LIBOR period selected, but no less frequently than every three months. The BNP credit facility matures on the earlier of January 31, 2010 or 91 days prior to the maturity of the TCW Second Lien Notes, which are currently due on September 30, 2009 (assuming the TCW Second Lien Notes have not been prepaid). Upon maturity, Aurora is required to pay all outstanding principal and interest to BNP.

Prime notes issued to BNP may be prepaid at any time without any prepayment penalty. LIBOR notes issued to BNP may be prepaid at any time without any prepayment penalty, except that BNP is entitled to be compensated for any loss or expense attributed to the early LIBOR note prepayment. North is required to provide BNP with a semi-annual engineering report which may result in an increase or decrease in credit availability. North is also required to pay to BNP quarterly commitment fees of 0.375% calculated on the unused amount of the credit availability.

The total principal amount outstanding on the TCW credit facility is $40 million, out of $50 million available. The additional $10 million remains available at a fixed interest rate of 11.5% per annum payable quarterly in arrears.

                                   SIGNATURES

According to the requirements of the Securities Exchange Act of 1939, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on February 6, 2006.

                                          CADENCE RESOURCES CORPORATION


Date: February 6, 2006                    /s/ William W. Deneau
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                                          By: William W. Deneau
                                          Its: President